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                                                                    Exhibit 99.1


[NARROWSTEP LOGO]

NARROWSTEP(TM) INC APPOINTS NEW CHIEF FINANCIAL OFFICER

NEW YORK/LONDON - DECEMBER 7, 2006 - Narrowstep(TM) Inc (OTC BB: NRWS), the TV on the Internet Company, announced that it has appointed Lisa VanPatten, to the position of Chief Financial Officer, effective immediately, replacing Jill Thoerle, who served as the Company's interim CFO since July. This move continues to build on the Company's plan to scale the business with a dynamic and progressive team. Ms. VanPatten will report directly to David C. McCourt who recently assumed the position of Chairman of the Board and interim CEO of Narrowstep, Inc.

Ms. VanPatten brings over a decade of telecommunications industry financial and accounting experience to Narrowstep. Most recently she served as Controller and VP of Finance at NYSE-listed Vonage where she managed the Company's financial, accounting and treasury function during its recent period of explosive growth. Ms. VanPatten was also responsible for the consolidation of eight international companies and was a key member of the Sarbanes-Oxley compliance team where she helped identify and document all internal control and procedure gaps.

Narrowstep, Inc. Chairman of the Board and interim CEO David McCourt commented, "I'm excited that Lisa has joined the Narrowstep team. I worked with Lisa at a previous company, during the fast-paced stages of scaling a business. I know that she has the right energy and the experience necessary to grow this very exciting business. Her wide range of expertise with both entrepreneurial and established companies and her extensive industry knowledge suits Narrowstep well -- I look forward to working with her again."

Prior to Vonage, from 2003 to 2004, Ms. VanPatten served as VP of Finance for Princeton Lightwave Inc, a start-up where she assisted in the development of the new business plan, including the implementation of a new accounting system, to move the company into semiconductor manufacturing. From 2000-2003, Ms. VanPatten served as the Director of Financial Planning and Analysis at Nasdaq-listed RCN Inc, one of the first bundled telecommunications services providers. While at RCN, she was instrumental in implementing the processes, financial systems, and reporting mechanisms necessary to scale a rapidly growing company.

Preceding her tenure at RCN, from 1998 to 2000, Ms. Van Patten worked as Controller and Acting CFO at ViaGate Technologies Inc, a pre-IPO start-up telecommunications equipment company where, along with the CEO, she helped build the business plan and was part of the money-raising team that resulted in a fully-funded business.

VanPatten holds a Bachelor of Science in Management, graduating Cum Laude, from Rider University; she is also an accredited CPA in the state of New Jersey.


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ABOUT NARROWSTEP(TM)

Narrowstep(TM) Inc. (OTC BB: NRWS), the TV on the Internet company, is a leading global provider of broadband television services. Narrowstep's proprietary technologies and customer-focused services enable TV channels to be delivered over the Internet. 100+ companies worldwide have chosen Narrowstep because it offers the most television-like and true community building broadband experience. The Company's telvOS(TM) (Television Operating System(TM)) and nBed(TM) technologies enables the most comprehensive delivery of video to mobile, wireless, Internet, broadband, video-over-IP and entirely new IP-delivered broadcast services. For more information, go to www.narrowstep.com or call 212-404-1400.

FOR FURTHER INFORMATION PLEASE CONTACT:

Jesse Deal                                           Cynthia Cooper
Allen & Caron                                        Narrowstep Inc.
212-691-8087                                         212-404-1860
jesse@allencaron.com                                 ccooper@narrowstep.com